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                                                                     EXHIBIT 2.4

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                               CIRRUS LOGIC, INC.,

                    CIRRUS LOGIC SM ACQUISITION CORPORATION,

                             STREAM MACHINE COMPANY,

                                       AND

                      MICHAEL CANNING, AS SHAREHOLDER AGENT

                           DATED AS OF AUGUST 9, 2001

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                                TABLE OF CONTENTS

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ARTICLE I THE MERGER..................................................................................................1

         1.1      The Merger..........................................................................................1

         1.2      Effective Time......................................................................................2

         1.3      Effect of the Merger................................................................................2

         1.4      Articles of Incorporation and Bylaws................................................................2

         1.5      Directors and Officers..............................................................................3

         1.6      Effect of Merger on the Capital Stock of the Constituent Corporations; Certain Definitions..........3

         1.7      Company Capital Stock..............................................................................12

         1.8      Dissenting Shares..................................................................................13

         1.9      Surrender of Certificates; Escrow and Holdback Shares..............................................13

         1.10     No Further Ownership Rights in Company Capital Stock...............................................16

         1.11     Lost, Stolen or Destroyed Certificates.............................................................16

         1.12     Tax Consequences...................................................................................17

         1.13     Taking of Necessary Action; Further Action.........................................................17

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................................................17

         2.1      Organization of the Company........................................................................17

         2.2      Company Capital Structure..........................................................................18

         2.3      Authority..........................................................................................20

         2.4      No Conflict........................................................................................20

         2.5      Consents...........................................................................................21

         2.6      Company Financial Statements.......................................................................21

         2.7      No Undisclosed Liabilities.........................................................................22

         2.8      No Changes.........................................................................................22

         2.9      Tax Matters........................................................................................24

         2.10     Restrictions on Business Activities................................................................28
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         2.11     Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.....................28

         2.12     Intellectual Property..............................................................................29

         2.13     Agreements, Contracts and Commitments..............................................................32

         2.14     Interested Party Transactions......................................................................34

         2.15     Governmental Authorization.........................................................................34

         2.16     Litigation.........................................................................................34

         2.17     Accounts Receivable................................................................................35

         2.18     Minute Books and Records...........................................................................35

         2.19     Environmental Matters..............................................................................35

         2.20     Brokers' and Finders' Fees; Third Party Expenses...................................................37

         2.21     Employee Benefit Plans and Compensation............................................................37

         2.22     Insurance..........................................................................................42

         2.23     Compliance with Laws...............................................................................43

         2.24     Warranties; Indemnities............................................................................43

         2.25     Complete Copies of Materials.......................................................................43

         2.26     Fairness Hearing...................................................................................43

         2.27     Products...........................................................................................44

         2.28     Budget; Projections................................................................................44

         2.29     Disclosure.........................................................................................44

         2.30     Relationships......................................................................................45

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.........................................................45

         3.1      Organization, Standing and Power...................................................................45

         3.2      Authority..........................................................................................45

         3.3      Capital Structure..................................................................................46

         3.4      No Conflict........................................................................................46

         3.5      Consents...........................................................................................46
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         3.6      SEC Documents; Parent Financial Statements.........................................................47

         3.7      Tax-Free Reorganization............................................................................48

         3.8      Litigation.........................................................................................49

         3.9      Brokers' Fees......................................................................................49

         3.10     Fairness Hearing...................................................................................50

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.......................................................................50

         4.1      Conduct of Business of the Company.................................................................50

         4.2      Parent Operation of Business.......................................................................55

         4.3      No Solicitation....................................................................................55

         4.4      No Solicitation of Employees.......................................................................56

         4.5      Covenant to Satisfy Closing Conditions.............................................................56

         4.6      Additional Options.................................................................................57

ARTICLE V ADDITIONAL AGREEMENTS......................................................................................57

         5.1      Parent Securities Registration or Exemption........................................................57

         5.2      Restrictions on Transfer...........................................................................58

         5.3      Access to Information..............................................................................58

         5.4      Confidentiality....................................................................................59

         5.5      Public Disclosure..................................................................................59

         5.6      Consents...........................................................................................59

         5.7      FIRPTA Compliance..................................................................................59

         5.8      Reasonable Best Efforts............................................................................59

         5.9      HSR Act............................................................................................60

         5.10     Notification of Certain Matters....................................................................60

         5.11     Indemnification....................................................................................61

         5.12     S-8 Registration...................................................................................61

         5.13     Affiliate Agreements...............................................................................61

         5.14     Expenses...........................................................................................62
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         5.15     [Omitted]..........................................................................................62

         5.16     Employee Benefits..................................................................................62

         5.17     Employment Offers..................................................................................63

         5.18     Updated Information................................................................................63

         5.19     Shareholder Agent; Authority and Validity..........................................................63

         5.20     Warrants...........................................................................................64

         5.21     Additional Documents and Further Assurances........................................................64

ARTICLE VI CONDITIONS TO THE MERGER..................................................................................64

         6.1      Conditions to Obligations of Each Party to Effect the Merger.......................................64

         6.2      Conditions to the Obligations of Parent and Sub....................................................65

         6.3      Conditions to Obligations of the Company...........................................................68

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION..............................................69

         7.1      Survival of Representations, Warranties and Covenants..............................................69

         7.2      Indemnification....................................................................................70

         7.3      Escrow Fund........................................................................................72

         7.4      Recovery For Losses by Shareholders................................................................76

         7.5      General Indemnification Provisions.................................................................77

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.......................................................................77

         8.1      Termination........................................................................................77

         8.2      Effect of Termination..............................................................................78

         8.3      Amendment..........................................................................................80

         8.4      Extension; Waiver..................................................................................80

ARTICLE IX GENERAL PROVISIONS........................................................................................80

         9.1      Notices............................................................................................80

         9.2      Interpretation.....................................................................................82
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         9.3      Counterparts.......................................................................................82

         9.4      Entire Agreement; Assignment.......................................................................82

         9.5      Severability.......................................................................................82

         9.6      Other Remedies.....................................................................................83

         9.7      Governing Law......................................................................................83

         9.8      Rules of Construction; Good Faith..................................................................84
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     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of August 9, 2001 by and among Cirrus Logic, Inc., a Delaware corporation ("PARENT"), Cirrus Logic SM Acquisition Corporation, a California
corporation and a wholly-owned subsidiary of Parent ("SUB"), Stream Machine
Company, a California corporation (the "COMPANY"), and Michael Canning as the
SHAREHOLDER AGENT (as defined in Section 7.3(d)(i) hereof).

                                    RECITALS

     A. The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of each company and its respective shareholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein, and (ii) all issued and outstanding options to purchase capital stock of the Company shall be assumed by the Company and converted into options to purchase capital stock of Parent.

     C. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

     D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

                              ARTICLE I THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California


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General Corporation Law ("CALIFORNIA Law"), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the "SURVIVING CORPORATION."

     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to
Section 8.1 hereof, the closing of the Merger (the "CLOSING") will take place as promptly as practicable after the execution and delivery of this Agreement by the parties hereto, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, but in any event no later than December 20, 2001. The date upon which the Closing actually occurs shall be referred to herein as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Merger Agreement (or like instrument) and the accompanying officers' certificates, each in substantially the form attached hereto as Exhibit A (the "MERGER AGREEMENT"), with the Secretary of State of the State of California, in accordance with the applicable provisions of California Law (the time of acceptance by the Secretary of State of the State of California of such filing shall be referred to herein as the "EFFECTIVE TIME").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Articles of Incorporation and Bylaws.

         (a) Unless otherwise determined by Parent prior to the Effective Time, the articles of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation at the Effective Time until thereafter amended in accordance with California Law and as provided in such articles of incorporation; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving

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Corporation shall be amended and restated in its entirety to read as follows:
"The name of the corporation is Stream Machine Company."

         (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with California Law and as provided in the articles of incorporation of the Surviving Corporation and such bylaws.

     1.5 Directors and Officers.

         (a) Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of California Law and the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

         (b) Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

     1.6 Effect of Merger on the Capital Stock of the Constituent Corporations; Certain Definitions.

         (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

         "AFFILIATE" shall mean (i) for purpose of Section 2.9 hereof, any other person or entity under common control with the Company within the meaning of
Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder; and (ii) for purpose of other provisions hereof, any person or entity that controls, is controlled by, or is under common control with the Company within the meaning of Rule 144 under the Securities Act.

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         "ARTICLES OF INCORPORATION" shall have the meaning given in Section 2.1 hereof.

         "CALIFORNIA LAW" shall have the meaning given in Section 1.1 hereof.

         "CLOSING" shall have the meaning given in Section 1.2 hereof.

         "CLOSING DATE" shall have the meaning given in Section 1.2 hereof.

         "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "CODE" shall have the meaning given in the fourth recital to this Agreement.

         "COMPANY" shall have the meaning given in the preamble to this Agreement.

         "COMPANY CAPITAL STOCK" shall mean the (i) shares of Company Common Stock and (ii) shares of Company Preferred Stock.

         "COMPANY COMMON STOCK" shall mean the shares of common stock of the Company.

         "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, "voluntary employees' beneficiary associations" ("VEBA") under Section 501(c)(9) of the Code, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation.

         "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property and Intellectual Property Rights that are owned in whole or in part by, or exclusively licensed to, the Company.

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         "COMPANY MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the assets, business, financial condition or results of operations of the Company.

         "COMPANY OPTIONS" shall mean all Existing Plan Options and New Plan Options.

         "COMPANY PREFERRED STOCK" shall mean the shares of preferred stock of the Company, including Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the Company.

         "CONFLICT" shall have the meaning given in Section 2.4 hereof.

         "CONTRACT" shall have the meaning given in Section 2.13(a)(xii) hereof.

         "CURRENT BALANCE SHEET" has the meaning given in Section 2.6 hereof.

         "DISCLOSURE SCHEDULE" shall have the meaning given in the first paragraph of Article II hereof.

         "DISSENTING SHARES" shall have the meaning given in Section 1.8(a) hereof.

         "DOL" shall mean the United States Department of Labor.

         "EFFECTIVE TIME" shall have the meaning given in Section 1.2 hereof.

         "EMPLOYEE" shall mean any current or former employee, consultant or director of the Company or any Affiliate.

         "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, or contract between the Company and any Employee.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ESCROW AGREEMENT" shall have the meaning given in Section 1.9(b) hereof.

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         "ESCROW AMOUNT" shall mean the number of Merger Shares equal to fifteen million dollars ($15 million) divided by the Signing Stock Price.

         "ESCROW FUND" shall have the meaning given in Section 7.3(a) hereof.

         "EXCHANGE ACT" shall have the meaning given in Section 3.4 hereof.

         "EXCHANGE AGENT" shall have the meaning given in Section 1.9(a) hereof.

         "EXCHANGE RATIO" shall mean an amount equal to the quotient obtained by dividing (x) the Merger Shares by (y) the Total Outstanding Shares, which amount shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, reorganization, recapitalization or like change (including a stock dividend with equivalent effect) with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

         "EXISTING PLAN" shall have the meaning given in Section 1.6(d) hereof.

         "EXISTING PLAN OPTIONS" shall mean all options to purchase shares of Company Common Stock issued pursuant to the Existing Plan.

         "FIRPTA COMPLIANCE CERTIFICATE" shall have the meaning given in Section
5.7 hereof.

         "FMLA" shall mean the Family and Medical Leave Act of 1993, as amended.

         "GAAP" shall mean United States generally accepted accounting principles consistently applied.

         "GOVERNMENTAL ENTITY" shall have the meaning given in Section 2.5 hereof.

         "HSR ACT" shall have the meaning given in Section 2.5 hereof.

         "INDEMNIFIED PARTIES" shall have the meaning given in Section 7.2 hereof.

         "INTELLECTUAL PROPERTY" shall mean any or all of the following (i) works of authorship and any other works protectable under the copyright or similar law of any jurisdiction

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including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, development tools, documentation, designs, files, records, data, all media on which any of the foregoing is recorded, and all mask works, (ii) inventions (whether or not patentable), invention disclosures, improvements, and technology, (iii) proprietary or confidential information, trade secrets and know how, (iv) databases, data compilations and collections, customer lists and technical data,
(v) logos, trade names, trade dress, trademarks, service marks and any other indicia of source or origin, (vi) domain names, web addresses, uniform resource locator and sites, (vii) tools, methods and processes, and (viii) all instantiations and disclosures of the foregoing in any form and embodied in any media and all documentation relating to the foregoing.

         "INTELLECTUAL PROPERTY RIGHTS" shall mean any and all rights worldwide associated with Intellectual Property including, without limitation, all: (i) patents and patent applications, (ii) copyrights, copyrights registrations and copyrights applications and "moral" rights, (iii) trade and industrial secrets databases and non-public information, (iv) trademarks, trade names and service marks, logos, common law trademarks and service marks, trademark and servicemark registrations and applications therefor and all goodwill associated therewith throughout the world, and (v) divisions, continuations, continuations-in-part, renewals, reissuances, provisionals and extensions of the foregoing (as applicable), all mask works, mask work registrations and applications therefor throughout the world.

         "IRS" shall mean the United States Internal Revenue Service.

         "KEY EMPLOYEES" shall have the meaning given in Section 1.9(c) hereof.

         "KNOWLEDGE" shall mean actual knowledge of the Company's or the Parent's, as the case may be, officers and directors and the knowledge that such person would have obtained of the matter represented after reasonable inquiry thereof under the circumstances.

         "LIENS" shall have the meaning given in Section 2.9(b)(vii) hereof.

         "LOSS" and "LOSSES" shall have the meaning given in Section 7.2 hereof.

         "MERGER" shall have the meaning given in the first recital to this Agreement.

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         "MERGER AGREEMENT" shall have the meaning given in Section 1.2 hereof.

         "MERGER SHARES" shall mean the number of shares of Parent Common Stock equal to the quotient of (x) the Purchase Price divided by (y) the Signing Stock Price.

         "MUTUAL NONDISCLOSURE AGREEMENT" shall have the meaning given in
Section 4.4 hereof.

         "NEW PLAN" shall have the meaning set forth in Section 1.6(d) hereof.

         "NEW PLAN OPTIONS" shall mean all options to purchase shares of Company Common Stock issued pursuant to the New Plan.

         "PARENT" shall have the meaning given in the preamble to this Agreement.

         "PARENT COMMON STOCK" shall mean shares of common stock of Parent.

         "PARENT MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the assets, business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, provided, however, changes in the trading prices of Parent Common Stock (in and of itself) shall not be deemed a Parent Material Adverse Effect.

         "PBGC" shall mean the United States Pension Benefit Guaranty
Corporation.

         "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

         "PRO RATA PORTION" shall mean with respect to each Shareholder an amount equal to the quotient obtained by dividing (x) the number of shares of Company Common Stock and Company Preferred Stock (on an as-converted basis) owned by such Shareholder immediately prior to the Effective Time by (y) the number of shares of Company Capital Stock (on an as-converted basis).

         "PURCHASE PRICE" shall mean one hundred and ten million dollars ($110 million) or such lesser amount as adjusted pursuant to Section 1.8(c) and
Section 5.14.

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         "REGISTERED INTELLECTUAL PROPERTY RIGHTS" shall mean Intellectual
Property Rights that have been registered, filed, certified, issued or otherwise perfected by recordation, with any state, government or other legal authority anywhere in the world.

         "RELATED AGREEMENTS" shall mean the Merger Agreement, the Escrow Agreement and any other agreements entered into in connection herewith and therewith other than any employment agreement to be entered into with Parent in connection with the Merger.

         "RIGHTS AGREEMENT" shall have the meaning given in Section 2.2(a) hereof.

         "SEC" shall have the meaning given in Section 3.6 hereof.

         "SECURITIES ACT" shall have the meaning given in Section 3.4 hereof.

         "SHAREHOLDER" shall mean each holder of any Company Capital Stock immediately prior to the Closing Date.

         "SHAREHOLDER AGENT" shall have the meaning given in Section 7.3(d)(i).

         "SIGNING STOCK PRICE" shall mean $20.288.

         "SUB" shall have the meaning given in the preamble to this Agreement.

         "SURVIVING CORPORATION" shall have the meaning given in Section 1.1 hereof.

         "TAX" and "TAXES" shall have the meaning given in Section 2.9 hereof.

         "TERMINATION DATE" shall have the meaning given in Section 7.1 hereof.

         "THIRD PARTY EXPENSES" shall have the meaning given in Section 5.14 hereof.

         "TOTAL OUTSTANDING SHARES" shall be the sum of, without duplication,
(i) the aggregate number of shares of Company Common Stock (including any other rights (other than Company Options) convertible into, or exercisable or exchangeable for, shares of Company Common Stock on an as-converted, exercised or exchanged basis) issued and outstanding immediately prior to the Effective Time, (ii) the aggregate number of shares of Company Preferred

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Stock issued and outstanding immediately prior to the Effective Time (on an as-converted basis), (iii) the aggregate number of shares of Company Common Stock issued or issuable upon the exercise of all Company Options outstanding immediately prior to the Effective Time, whether vested or unvested, and (iv) shares of Company Common Stock and Company Preferred Stock issued or issuable upon exercise of Warrants (as defined in Section 2.2(a)) immediately prior to the Effective Time (on an as-converted basis)). For the avoidance of doubt, Dissenting Shares (as defined in Section 1.8(a)) shall be included in the calculation of Total Outstanding Shares.

         "WARRANTS" shall have the meaning given in Section 2.2(a).

         (b) [Omitted]

         (c) Conversion of Company Capital Stock. At the Effective Time, each outstanding share of the Company Capital Stock (on an as-converted basis) (other than Dissenting Shares and shares held in the Company's treasury) upon the terms and subject to the conditions set forth below and throughout this Agreement, will be canceled and extinguished and be converted automatically into the right to receive such number of shares of Parent Common Stock equal to the Exchange Ratio, upon the terms and subject to conditions set forth in this Section 1.6 and throughout this Agreement.

         (d) Options. Immediately prior to the Effective Time, the Board of Directors of the Company (or the appropriate committee thereof) shall have adopted such resolutions, taken such actions and obtained any necessary consents as may be required to adjust and implement, effective as of the Effective Time, the Existing Plan Options and the New Plan Options outstanding and unexercised immediately prior to the Effective Time into options to acquire Parent Common Stock, as further set forth below. The Existing Plan Options and the New Plan Options so adjusted pursuant to this Section 1.6(d) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Company's 1996 Stock Option Plan (the "EXISTING PLAN") or in the Company's 2001 Stock Option Plan to be adopted following the execution of this Agreement, in substantially the form of Exhibit B (the "NEW PLAN"), as applicable, and the option agreements relating thereto, or such other applicable agreement, as in effect immediately prior to the Effective Time, except that (i) each such adjusted Existing Plan Option and

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New Plan Option will be exercisable for that number of whole shares of Parent
Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Existing Plan Option or New Plan Option (whether or not then exercisable or vested) immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such adjusted Existing Plan Option or New Plan Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such adjusted Existing Plan Option or New Plan Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

         (e) Aggregate Issuance of Parent Common Stock. Notwithstanding anything in this Agreement or the Related Agreements, the value of the aggregate of all shares of Parent Common Stock (based upon the Signing Stock Price) issuable pursuant to Sections 1.6(c), 1.8(b), 1.9(b) and 1.9(c) hereof, without regard to any reduction in the number of such shares issuable pursuant to Sections 1.6(g) and 1.6(i) hereof, and upon exercise of all Existing Plan Options and New Plan Options adjusted pursuant to Section 1.6(d) hereof, including any shares withheld pursuant to Section 1.6(f) hereof, plus all sums paid in lieu of fractional shares of Parent Common Stock pursuant to Section 1.6(i) hereof, and plus all sums paid by the Company or Parent to holders of Dissenting Shares to the extent not subject to deduction from the Purchase Price pursuant to Section 1.8(c) hereof, shall in no event, in the aggregate, exceed the Purchase Price.

         (f) Withholding for Taxes. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Shareholder pursuant to this Section 1.6 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign laws relating to Taxes. To the extent that amounts are so withheld by the Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholders in respect of which such deduction and withholding was made by the Parent. Such withholding may be made from the transfer of shares of Parent Common Stock otherwise required to be made pursuant to this Section 1.6 hereof or in respect of any such withholding requirement applicable to payment of cash otherwise required to be made pursuant to the terms of this Agreement.

         (g) Shareholder Loans. In the event that any Shareholder has outstanding loans from the Company as of the Effective Time, the consideration payable to such Shareholder pursuant to this Section 1.6 shall be reduced by an amount equal to the outstanding principal plus accrued interest of such Shareholder's loans as of the Effective Time. For purposes of any such reduction, a share of Parent Common Stock shall be valued at the Signing Stock Price. Notwithstanding anything herein to the contrary, to the extent the consideration payable to such Shareholder pursuant to this Section 1.6 is less than the amount equal to the outstanding principal plus accrued interest of such Shareholder's loans as of the Effective Time, the remaining loan balance shall not be assumed by Parent, Sub or the Surviving Corporation.

         (h) Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

         (i) Fractional Shares. Shares evidencing the right to receive a fraction of a share of Parent Common Stock will not be delivered to former holders of Company Capital Stock who surrender such Company Capital Stock for exchange. Each former holder of shares of Company Capital Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive from the Exchange Agent (as defined in Section 1.9(a) hereof) an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction of a share of Parent Common Stock, multiplied by
(ii) the Signing Stock Price. Parent shall prior to the Effective Time pay to the Exchange Agent an amount in cash sufficient for the Exchange Agent to make such cash payment.

     1.7 Company Capital Stock. The Company shall not issue any shares of Company Capital Stock after the date hereof, except (i) upon the exercise of Existing Plan Options existing as of such date to the extent vested and exercisable, and (ii) upon the exercise of Warrants, to the extent exercisable. The Company shall not issue any Existing Plan Options after the date hereof, except with the written consent of Parent, which consent shall not be unreasonably withheld.

     1.8 Dissenting Shares.

         (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised and perfected appraisal rights for such shares in accordance with Chapter 13 of the California Law and who has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive the consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by California Law.

         (b) Notwithstanding the provisions of Section 1.8(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights under California Law, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in
Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares.

         (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of California Law, and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands under California Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares after the Effective Time, Parent shall be entitled to recover under the terms of Article VII hereof the aggregate amount by which such payment or payments exceeds the aggregate consideration that otherwise would have been payable in respect of such shares pursuant to Section
1.6 hereof had the holder thereof not dissented to the Merger. To the extent that the Company makes any payment or payments in respect of any Dissenting Shares prior to the Effective Time, the Purchase Price shall be reduced by the aggregate amount of such payment or payments.

     1.9 Surrender of Certificates; Escrow and Holdback Shares.

         (a) Exchange Agent. The Corporate Secretary of Parent, or his designee, shall serve as the exchange agent (the "EXCHANGE AGENT") for the Merger.

         (b) Parent to Provide Parent Common Stock and Escrow Fund. Promptly after the Effective Time, but in any event not later than immediately following written confirmation of approval of the Merger by the Secretary of State of the State of California, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock; provided that, prior to the Closing Date, Parent shall appoint an independent escrow agent reasonably satisfactory to the Company (the "ESCROW AGENT") and shall execute and deliver an escrow agreement, in substantially the form attached hereto as Exhibit C (the "ESCROW AGREEMENT"), and that Parent shall deposit into the Escrow Fund (as defined in Section 7.3 hereof) the number of shares of Parent Common Stock equal to the Escrow Amount out of the aggregate number of Merger Shares otherwise issuable to the Shareholders pursuant to
Section 1.6. Each Shareholder shall be deemed to have contributed such Shareholder's Pro Rata Portion of the Escrow Amount to the Escrow Fund. The shares of Parent Common Stock deposited to the Escrow Fund shall be shares which are vested and are not subject to a repurchase option, risk of forfeiture or similar condition under any applicable stock restriction agreement or other agreement with the Company or Parent other than the Escrow Agreement and this Agreement.

         (c) Holdback. Notwithstanding anything in Section 1.6 to the contrary, Parent shall instruct the Exchange Agent not to issue and transfer to such of Michael Canning, Cheng-Tie Chen, Ting-Chung Chen, Fure-Ching Jeng, Victor Ren and Brian Heuckroth (each a "KEY EMPLOYEE," and collectively the "KEY EMPLOYEES"), as shall become employed with Parent at the Effective Time, respectively, that number of Merger Shares equal to twenty five percent (25%) of the sum of Merger Shares which each such Key Employee, upon the Effective Time, would otherwise be entitled to receive pursuant to Section 1.6(c) hereof that are not otherwise subject to any repurchase option (the "HOLDBACK SHARES"). In addition, Parent shall be entitled to restrict the exercise of twenty five percent (25%) of all Existing Plan Options which are vested on or prior to September 30, 2001 and held by such Key Employees other than the options to purchase, in the aggregate, up to 181,456 shares of Company Common Stock granted to such Key Employees on June 28, 2001 (the "HOLDBACK OPTIONS"). Such Key Employees shall be entitled to receive such Holdback Shares and have the restrictions on the exercise of such Holdback Options removed on the terms as provided in the Addendum to their respective employment agreement with Parent, in substantially the form attached hereto as Exhibit G, delivered to Parent prior to the Closing. The Addendum shall provide that the restrictions set forth in this Section 1.9(c) shall be removed upon death and disability of any Key Employee.

         (d) Exchange Procedures. On the Closing Date, the Shareholders will surrender the certificates representing their shares of Company Capital Stock (the "COMPANY STOCK CERTIFICATES") to the Exchange Agent for cancellation together with a letter of transmittal in such form and having such provisions that Parent may reasonably request. Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.9(f) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 1.9(b) above and Article VII hereof) to which such holder is entitled pursuant to Section 1.6, and the Company Stock Certificate so surrendered shall be canceled. Until so surrendered, each outstanding Company Stock Certificate will be deemed from and for all corporate purposes, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted.

         (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

         (f) Transfers of Ownership. Subject to Section 1.9(b) and Section 1.9(c), if any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

         (g) No Liability. Notwithstanding anything to the contrary in this
Section 1.9, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.10 No Further Ownership Rights in Company Capital Stock. The shares of Parent Common Stock paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof, shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.11 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount of shares of Parent Common Stock, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Shareholder who is the owner of such lost, stolen or destroyed certificates to deliver a bond in such amount as it may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     1.12 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and each party is relying on its own tax advisor in connection with the Merger.

     1.13 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, then Parent, Sub and the officers and directors of the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                  ARTICLE II REPRESENTATIONS AND WARRANTIES OF
                                   THE COMPANY

     The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent (the "DISCLOSURE SCHEDULE") as of the date hereof:

     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered a true and correct copy of its Amended and Restated Articles of Incorporation (the "ARTICLES OF INCORPORATION") and bylaws, each as amended to date and in full force and effect on the date hereof, to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name, other than under the name of CRISC Corporation. The Company does not have, and has never had, any subsidiaries and does not otherwise own, and has not otherwise owned, any share in the capital of or any interest in, or control of, directly or indirectly, any corporation, partnership, association, joint venture or other business entity.

     2.2 Company Capital Structure.

         (a) The authorized capital stock of the Company consists of (i) 84,000,000 shares of Common Stock, of which 5,735,219 shares are issued and outstanding as of the date hereof and (ii) 60,750,000 shares of Company Preferred Stock, of which, 8,750,000 shares are designated Series A Preferred Stock, 8,749,999 of which are issued and outstanding as of the date hereof (which are convertible into 8,749,999 shares of Company Common Stock at the conversion ratio of 1:1); 17,000,000 shares are designated Series B Preferred Stock, 16,197,099 of which are issued and outstanding as of the date hereof (which are convertible into 16,197,099 shares of Company Common Stock at the conversion ratio of 1:1); 15,000,000 shares are designated Series C Preferred Stock, 12,616,142 of which are issued and outstanding as of the date hereof (which are convertible into 14,193,159 shares of Company Common Stock at the conversion ratio of 1:1.125); and 20,000,000 are designated as Series D Preferred Stock, 13,504,332 of which shares are issued and outstanding as of the date hereof (which are convertible into 13,504,332 shares of Company Common Stock at the conversion ratio of 1:1). As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a) of the Disclosure Schedule. The total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time (assuming the conversion, exercise or exchange of all securities, including all of the shares of Company Preferred Stock, convertible into, or exercisable or exchangeable for, shares of Company Common Stock, and the exercise of all Company Options) will be as set forth in Section 2.2(a) of the Disclosure Schedule. The Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule, and such shares are owned of record and beneficially solely by such Shareholder free and clear of all Liens (as defined in Section 2.9(b)(vii)). All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. All outstanding shares of Company Capital Stock and Existing Plan Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company) in compliance with all applicable federal, state, foreign or local statutes, laws, rules or regulations, including federal and state securities laws. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the Company Preferred Stock are as set forth in the Articles of Incorporation and in the Second Amended and Restated Investor Rights Agreement (the "RIGHTS AGREEMENT") dated October 3, 2000. Warrants to purchase 50,000 shares of Company Common Stock, warrants to purchase 327,661 shares of Series B Preferred Stock, warrants to purchase 167,813 shares of Series C Preferred Stock, and warrants to purchase 189,200 shares of Series D Preferred Stock are outstanding as of the date hereof (collectively, the "WARRANTS"). There are not outstanding any adjustments made or required to be made to the conversion rates applicable to Company Preferred Stock set forth in the Articles of Incorporation. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding.

         (b) Except for the Existing Plan and the New Plan to be adopted prior to the Effective Time pursuant to Section 4.6 hereof, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 16,000,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the exercise of options granted under the Existing Plan, of which options to purchase 8,145,029 are outstanding and options to purchase 2,230,252 shares remain available for issuance under the Existing Plan. Section 2.2(b) of the Disclosure Schedule sets forth (i) for each outstanding Existing Plan Option, the name of the holder of such option, the domicile address of such holder, the number of shares of Company Common Stock issuable upon the exercise of such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to date (provided that no such options will be accelerated by the transactions contemplated by this Agreement), and whether such option is intended to qualify as an incentive stock option as defined in
Section 422 of the Code and (ii) for each right to repurchase shares in favor of the Company, the name of Shareholder, the number of shares of Company Common Stock subject to repurchase by the Company, the price at which such shares may be repurchased, the schedule by which such repurchase right lapses, including the extent such repurchase right has lapsed to date and whether the lapsing of the repurchase right will be accelerated by the transactions contemplated by this Agreement. Except for the Existing Plan

Options and Warrants, all of which are listed on Section 2.2(b) of the Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

     2.3 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement and any Related Agreements and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement and the transactions contemplated hereby by the Shareholders. This Agreement, the Related Agreements and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements have been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.4 No Conflict. The execution and delivery by the Company of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the Articles of Incorporation or bylaws of the Company, (ii) any Contract (as defined in Section 2.13(a)(xii)) or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (tangible and intangible) or assets.

     2.5 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a "GOVERNMENTAL ENTITY") or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any of the Related Agreements or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) the filing of the Merger Agreement with the Secretary of State of the State of California, (iii) the approval of this Agreement and the transactions contemplated hereby by the Shareholders, and (iv) consents, waivers, approvals, orders, authorizations, registrations, declarations and filings set forth in Section 2.5 of the Disclosure Schedule.

     2.6 Company Financial Statements. Section 2.6 of the Disclosure Schedule sets forth (i) the Company's audited financial statements (in tentative and preliminary form) as of December 31, 2000 (the "YEAR-END FINANCIALS"), and (ii) the Company's unaudited financial statements as of May 31, 2001 (the "INTERIM FINANCIALS," and, together with the Year-End Financials, collectively, the "FINANCIALS"). The Financials are correct in all material respects and have been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly the financial condition, operating results and cash flows of the Company as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments which are not material in amount or significance in any individual case or in the aggregate. The Company's unaudited balance sheet as of May 31, 2001 is referred to hereinafter as the "CURRENT BALANCE SHEET."

     2.7 No Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (i) has not been reflected in the Current Balance Sheet, (ii) has not arisen in the ordinary course of business consistent with past practices since May 31, 2001 and (iii) which exceeds $100,000.

     2.8 No Changes. Except as expressly contemplated by this Agreement, since January 1, 2001, there has not been, occurred or arisen:

         (a) any transaction or event that would have a Company Material Adverse Effect, or is reasonably foreseeable that might have a Company Material Adverse Effect;

         (b) any amendments or changes to the Articles of Incorporation or bylaws of the Company;

         (c) any declaration, setting aside or payment or other distribution in respect of any of the Company Capital Stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company except repurchasing of vested stock required pursuant to written agreements outstanding on the date hereof and disclosed on the Disclosure Schedule;

         (d) any waiver by the Company of a valuable right or of a material debt owed to it;

         (e) any material change or amendment to a contract or arrangement by which the Company or any of its assets or properties is bound or subject;

         (f) any damage, destruction or loss to any asset of the Company (whether or not covered by insurance) that, individually or in the aggregate, would have a Company Material Adverse Effect;

         (g) any commitment, transaction or other action by the Company other than in the ordinary course of business and consistent with past practice;

         (h) any sale or other disposition of any right, title or interest in or to any assets or properties of the Company or any revenues derived therefrom other than in the ordinary course of business and consistent with past practice;

         (i) any increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, and any hiring or termination of employees of the Company, except in the ordinary course of the Company's business and consistent with past practice;

         (j) any creation, incurrence or assumption of any indebtedness (including obligations for borrowed money, obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of the Company's business, obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by the Company, obligations which are evidenced by notes, acceptances, letters of credit or other instruments, capitalized lease obligations, obligations relating to hedges and swaps, and obligations pursuant to a guaranty) exceeding $50,000;

         (k) total capital expenditures by the Company in aggregate in excess of $200,000;

         (l) any change in any accounting principle or method or election for federal income tax purposes used by the Company;

         (m) any revaluation by the Company of any of its assets;

         (n) the commencement, settlement, notice or threat of any claim, litigation, suit, arbitration or other proceeding against the Company or its affairs, or any reasonable basis for any of the foregoing; or

         (o) any authorization, approval, agreement or commitment to do any of the foregoing.

     2.9 Tax Matters.

         (a) Definition of Taxes. For the purposes of this Agreement, the term "TAX" or, collectively, "TAXES" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.9(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.9(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes of a predecessor entity.

         (b) Tax Returns and Audits.

               (i) As of the Effective Time, the Company will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

               (ii) As of the Effective Time, the Company (A) will have timely paid all Taxes it is required to pay, and withheld with respect to its employees, all federal and state income taxes, Federal Insurance Contribution Act ("FICA"), Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, and (B) will have accrued on the Current Balance Sheet all Taxes attributable to the periods preceding the Current Balance Sheet and will not have incurred any liability for Taxes for the period commencing after the date of the Current Balance Sheet and ending immediately prior to the Effective Time, other than in the ordinary course of business.

               (iii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

               (v) As of the date of the Current Balance Sheet, the Company has no liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and since the date of the Current Balance Sheet, the Company has not incurred any liability for Taxes in excess of $25,000 which remain unpaid at the Effective Time.

               (vi) The Company has made available to Parent or its legal counsel, copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company filed for all periods since its inception or for the five years prior to the date hereof, whichever period is shorter.

               (vii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "LIENS") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

               (viii) The Company does not have Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

               (ix) None of the Company's assets is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

               (x) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

               (xi) The Company is not a party to any tax sharing, indemnification or allocation agreement nor does the Company owe any amount under any such agreement.

               (xii) The Company is not, and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

               (xiii) No adjustment relating to any Return filed by the Company has been proposed formally or informally by any tax authority to the Company or any representative thereof.

               (xiv) The Company has (a) never been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return, (b) no liability for the Taxes of any person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (c) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

               (xv) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "Series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

         (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

         (d) Tax Free Reorganization.

               (i) The Company has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code. Prior to and in connection with the Merger, the Company will not have redeemed, and related persons with respect to the Company, as such term is defined by Treasury Regulation Section 1.368-1(e)(3), (without regard to Section 1.368-1(e)(3)(i)(A)), will not have purchased any Company Capital Stock, and the Company will not have made any distributions with respect to the Company Capital Stock that would be treated as other property or money within the meaning of Section 356 of the Code or that would cause the Shareholders to violate the continuity of interest requirement set forth in Treasury Regulation Section 1.368-1(e).

               (ii) Immediately following the Merger, the Surviving Corporation will hold at least 90% of the fair market value of the Company's net assets and at least 70% of the fair market value of the Company's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by the Company to dissenters, amounts paid by the Company to Shareholders who receive cash or other property, amounts used by the Company to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company immediately prior to the Merger.

               (iii) At the Effective Time, the Company will not have any outstanding warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Parent's acquisition or retention of control of the Company, as defined in Section 368(c)(1) of the Code.

               (iv) The Company is not an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

               (v) At the Effective Time, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of any other liabilities, if any, to which the assets are subject.

               (vi) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         2.10 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

         2.11 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

               (a) The Company owns no real property, nor has it ever owned any real property. Section 2.11(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease and the term thereof. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the Knowledge of the Company, by any other party.

               (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) such imperfections of title, (e.g., easements and similar encumbrances) which do not detract materially from the value or interfere materially with the present use of the property subject thereto or affected thereby, and (iii) Liens listed on Section 2.11(b) of the Disclosure Schedule.

               (c) Section 2.11(c) of the Disclosure Schedule lists all material items of equipment (the "EQUIPMENT") owned or leased by the Company and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

               (d) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the "CUSTOMER INFORMATION"). No person other than the Company possesses any claims or rights with respect to use of the Customer Information.

     2.12 Intellectual Property.

         (a) Section 2.12(a) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned in whole or in part by, or filed in the name of, the Company (the "COMPANY REGISTERED INTELLECTUAL PROPERTY RIGHTS"), with a description of the Company's ownership interest and lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.

         (b) Each item of Company Intellectual Property is free and clear of any Liens or other encumbrances.

         (c) The Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person.

         (d) The Company owns, possesses or has access to all Intellectual Property Rights necessary to the conduct of the business of the Company as it currently is conducted or is currently contemplated to be conducted, including, without limitation, the Company's design, development, manufacture, use, import and sale of products, technology and services (including products, technology or services currently under development). Consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any rights of the Company in any Intellectual Property or Intellectual Property Rights.

         (e) Other than "shrink wrap" and similar widely distributed binary code and commercial end user licenses the license fee for which is less than $50,000 and as to all of which no further license fees are payable, Section 2.12(e) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property and Intellectual Property Rights. No person who has licensed Intellectual Property or Intellectual Property Rights to the Company has rights to improvements made by the Company in such Intellectual Property. None of such contracts, licenses and agreements contains provisions whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company of the Intellectual Property Rights of a third party.

         (f) The operation of the business of the Company as it currently is conducted or is currently contemplated to be conducted, including, but not limited to, the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company has not, does not and, to the Knowledge of the Company, will not infringe or misappropriate the Intellectual Property Rights of any person, violate any rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has received no notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property Rights or any other rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor, to the Knowledge of the Company, is there any basis therefor).

         (g) Each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. In each case in which the Company has acquired any Intellectual Property or Intellectual Property Rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights therein to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant Governmental Authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

         (h) To the Company's Knowledge, there are no disputes relating to contracts, licenses or agreements between the Company and any other person with respect to Intellectual Property.

         (i) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise (to the extent that such transactions are deemed to effect such assignment) of any contracts or agreements to which the Company is a party, will result in: (i) Parent, Sub or the Company granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, Sub or the Company being bound by, or subject to, any non-compete or other material restriction on the operation or scope or their respective businesses, (iii) Parent, Sub or the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby, or (iv) breach of or default regarding any agreement relating to Intellectual Property or Intellectual Property Rights.

         (j) To the Knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property.

         (k) The Company has taken all reasonable steps that are required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee and consultant to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, and except as would not constitute a Company Material Adverse Effect, all current and former employees and consultants of the Company have executed such an agreement in substantially the Company's standard form.

         (l) No Company Intellectual Property or Intellectual Property Rights or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

     2.13 Agreements, Contracts and Commitments.

         (a) Except as set forth in Section 2.13(a) of the Disclosure Schedule, the Company is not a party to nor is it bound by:

               (i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

               (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (iii) any fidelity or surety bond or completion bond;

               (iv) any lease of personal property having a value in excess of $50,000 individually or $100,000 in the aggregate;

               (v) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000 individually or $100,000 in the aggregate;

               (vi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise;

               (vii) any mortgage, indenture, guarantee, loan or credit agreement, security agreement, capital lease or other agreement or instrument relating to the borrowing of money or extension of credit;

               (viii) any purchase order or contract for the purchase of materials involving in excess of $50,000 individually or $100,000 in the aggregate;

               (ix) any construction contract;

               (x) any dealer, distribution, joint marketing or development agreement;

               (xi) any sales representative, original equipment manufacturer, value added, remarketer, reseller or independent software vendor or other agreement for use or distribution of the Company's products, technology or services; or

               (xii) any other agreement, contract, license or commitment that involves in excess of $50,000 individually or $100,000 in the aggregate and is not cancelable without penalty within thirty (30) days (each of the items in this Section 2.13(a), including all amendments, modifications, or supplements thereto, a "CONTRACT," and collectively, "CONTRACTS").

(b) Except as
noted on Section 2.13(b) to the Disclosure Schedule, each Contract is in full force and effect, and (i) there exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated by this Agreement or the Related Agreements) on the part of the Company, or to the Knowledge of the Company on the part of any other party thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder that individually or in the aggregate, would have a Company Material Adverse Effect; (ii) no approval or consent of, or notice to, any person or entity is needed in order that each Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement and the Related Agreements the failure of which to obtain individually or in the aggregate would have a Company

Material Adverse Effect; and (iii) the consummation of the transactions contemplated by this Agreement or the Related Agreements will not alter in any material respect the rights and obligations of any of the parties to any Contract.

     2.14 Interested Party Transactions. No employee, officer, director or Shareholder is indebted to the Company nor is the Company indebted to any of them. To the Company's Knowledge, none of such persons has any direct or indirect ownership in any entity with which the Company is affiliated or with which the Company has a business relationship, or any entity that competes with the Company except that employees, officers, directors or Shareholders may own not more than 5% of the capital stock in publicly traded companies that may compete with the Company. No officer, director or, to the Knowledge of the Company, holder of more than 5% of Company Capital Stock (on an as-converted basis) is interested in any material Contract with the Company. Section 2.14 of the Disclosure Schedule lists all agreements, arrangements, commitments and understandings, whether written or oral, between the Company and any officer, director or Affiliate of the Company.

     2.15 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company's business as currently conducted or currently contemplated to be conducted or for the holding of any such interest (collectively, "COMPANY AUTHORIZATIONS") has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business as currently conducted or hold any interest in its properties or assets.

     2.16 Litigation. There is no action, suit, claim or proceeding of any nature pending, or threatened against the Company, its properties (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation or other proceeding pending or to the Knowledge of the Company threatened against the Company, any of its properties (tangible or intangible) or any of its officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the

Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.

     2.17 Accounts Receivable.

         (a) The Company has made available to Parent a list of all accounts receivable of the Company as of May 31, 2001, together with a range of days elapsed since invoice.

         (b) All of the Company's accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and, are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to May 31, 2001, as reflected on the books and records of the Company (which are prepared in accordance with GAAP). No person has any Lien on any of the Company's accounts receivable and no request or agreement for deduction or discount has been made with respect to any of the Company's accounts receivable.

     2.18 Minute Books and Records. The minutes of the Company made available to counsel for Parent are the only minutes of the Company and contain accurate summaries of all meetings of the Board of Directors (or committees thereof) of the Company and its shareholders or actions by written consent since the time of incorporation of the Company. The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that are not under the exclusive ownership and direct control (including all means of access thereto and therefrom) of the Company.

     2.19 Environmental Matters.

         (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased, or (ii) illegally released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive

Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

         (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

         (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's Hazardous Material Activities, respectively, and other businesses of the Company as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

         (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. There are no facts or circumstances which are reasonably likely to involve the Company in any environmental litigation or impose upon the Company any environmental liability. The Company has complied with, and on the Effective Date will be in compliance with, in all material respects, the requirements of any permits issued under any applicable environmental laws.

     2.20 Brokers' and Finders' Fees; Third Party Expenses. Section 2.20 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

     2.21 Employee Benefit Plans and Compensation.

         (a) Section 2.21(a) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and, to the Knowledge of the Company, each Employee Agreement. There are no Employee Agreements that are not terminable at will without severance or financial obligation. The Company has no plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Schedule 2.21(a) of the Disclosure Schedule also sets forth a table setting forth the name and salary of each employee of the Company.

         (b) The Company has delivered to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and 990 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan,
(iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company,

(vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the most recent plan year, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, and (xii) the most recent IRS determination letter obtained with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code or exempt under
Section 501(a) or 501(c)(9) of the Code.

         (c) Employee Plan Compliance. The Company has performed all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party of, each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. No "prohibited transaction," within the meaning of
Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan. Neither the Company nor any Affiliate nor any of their respective directors, officers, employees or any other person who participates in the operation of any Company Employee Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Company Employee Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a liability, penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

         (d) No Pension Plans. Neither the Company nor any other Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any
(i) Pension Plans subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA, (ii) "multiemployer plan" within the meaning of Sections
(3)(37) and 4001 (a)(3) of ERISA, or (iii) "multiple employer plan" within the meaning of the Code or ERISA.

         (e) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

         (f) COBRA. The Company and each Affiliate has, prior to the Effective Time, complied with the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees, except where the non-compliance would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (g) Liabilities. No Company Employee Plan which is a "group health plan" (as such term is defined in Section 607(l) of ERISA or Section 5000(b) (1) of the Code) is a "multiple employer welfare arrangement," within the meaning of
Section 3(40) of ERISA. Each Company Employee Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Company Employee Plan meets the requirements of the Code applicable thereto.

     Neither the Company nor any of its Affiliates has any unfunded liabilities pursuant to any Company Employee Plan that is not intended to be qualified under
Section 401(a) of the Code. No Company Employee Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract, policy or instrument issued by an insurance company that, to the Knowledge of the Company, is or may be the subject of bankruptcy, conservatorship, insolvency, liquidation, rehabilitation or similar proceedings.

     No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated, or, to the Knowledge of the Company, expected to be asserted against the Company or any of its Affiliates or any fiduciary of any Company Employee Plan, in any case with respect to any Company Employee Plan.

         (h) Contributions. Full payment has been timely made of all amounts which the Company or any of its Affiliates is required, under applicable law or under any Company Employee Plan or any agreement relating to any Company Employee Plan to which the Company or any of its Affiliates is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Company Employee Plan ended prior to the date hereof. All such contributions and/or premiums have been or will be fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and to the Knowledge of the Company and its Affiliates no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance. The Company has made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Company Employee Plan, applicable law or related agreements. Benefits under all Company Employee Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

         (i) Tax Qualification. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has, as currently in effect, been determined to be so qualified by the IRS. Each trust established in connection with any Company Employee Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code has, as currently in effect, been determined to be so exempt by the IRS. Each VEBA has been determined by the IRS to be exempt from Federal income tax under Section 501(c)(9) of the Code. Since the date of each most recent determination referred to in this paragraph
(i), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Company Employee Plan or the exempt status of any such trust or VEBA.

         (j) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay termination, change in control or otherwise), "parachute payment" (as such term defined in section 280G of the Code) acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, except as expressly required by this Agreement.

         (k) Employment Matters. The Company: (i) is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened, or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy. There are no pending, or to the Knowledge of the Company, threatened, or reasonably anticipated Equal Employment Opportunity Commission charges, other claims of employment discrimination, wage and hour department investigations, or occupational health or safety claims against the Company. The Company has not effectuated a (i) "plant closing" (as defined by the Worker Adjustment Retraining Notification Act ("WARN")) affecting any site of employment or facilities or operating units within any site of employment or facility of the Company or (ii) "mass layoff" (as defined by WARN) affecting any site of employment or facility of the Company; nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

         (l) Labor. No work stoppage or labor strike against the Company is pending, threatened, or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, threatened, or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

         (m) No Interference or Conflict. No officer and, to the Knowledge of the Company, no employee or consultant of the Company, is obligated under any contract or agreement, subject to any judgment, decree or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted or currently proposed to be conducted, will to the Knowledge of the Company conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

     2.22 Insurance. Section 2.22 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company or, to the Knowledge of the Company, by any third party, pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies.

     2.23 Compliance with Laws. The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law, rule, ordinance or regulation.

     2.24 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.12(e) of the Disclosure Schedule and warranties implied by law, the Company has not given any warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company.

     2.25 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or true and accurate summaries of same) that is referenced on the Disclosure Schedule or has been requested by Parent or its counsel.

     2.26 Fairness Hearing. When Parent, pursuant to Section 5.1(a) hereof, prepares Disclosure Documents and Hearing Documents (as defined in Section 5.1(a), then the information concerning the Company supplied by the Company for inclusion in the Disclosure Documents and sent to the shareholders of the Company will not, at the time that the Disclosure Documents and Hearing Documents are filed with the California Commissioner of Corporations and mailed to the shareholders of the Company, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information concerning the Company supplied by the Company for inclusion in the Disclosure Documents and the Hearing Documents will not, on the date such documents are first mailed to the shareholders of the Company, at the time of such shareholders' approval of this Agreement and the Merger and at the Effective Time and the Closing Date, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of approval of such shareholders of this Agreement which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information concerning Parent or Sub contained in any of the foregoing documents which is supplied by Parent or Sub.

     2.27 Products. Section 2.27 of the Disclosure Schedule lists and describes each of the products and services sold, licensed, developed or otherwise provided by the Company to customers or other third parties, or supported or tested by the Company (the "PRODUCTS"). Each of the Products has been and is in conformity with all applicable contractual commitments of the Company, all express and implied warranties with respect thereto made by the Company and all legal requirements applicable thereto. If the Company obtained, by license, the right to sell, license, develop or otherwise provide any Product under sublicense or other agreement with a third party, this representation and warranty as to such Product is based solely on the Company's Knowledge. The Company has no liability for any replacement, repair or remediation of any Product or for any other damages or refunds in connection with any Product.
Section 2.27 of the Disclosure Schedule sets forth a description of all guaranties, warranties and other indemnities to which any of the Products is subject, other than the Company's applicable standard terms and conditions of sale and standard guaranties and warranties, copies of which have been provided to Parent.

     2.28 Budget; Projections. The Annual Operating Plan for Fiscal Year 2001 and the revenue and financial forecasts for years 2001 and 2002 attached as
Schedule 2.28 are accurate and complete copies of such plan and forecasts, and they have not since been amended or supplemented in any manner. The forecasts are based on certain assumptions, estimates and qualifications which the Company's Board of Directors believes to be reasonable as of July 9, 2001.

     2.29 Disclosure. The statements made by the Company in this Agreement and the Related Agreements (including, without limitation, the representations and warranties made by the Company therein and in the Schedules and Exhibits thereto), when taken as a whole, do not include or contain any untrue statement of a material fact, and do not omit to state any material fact required to be stated in order for such statements not to be misleading.

     2.30 Relationships. To the Company's Knowledge, the relationship of the Company after the Effective Time with its present suppliers, customers, licensors, vendors and contractors will not be materially adversely affected as a result of the change of control of the Company as a consequence of the transactions contemplated by this Agreement and the Related Agreements.

          ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub hereby represent and warrant to the Company that on the date hereof, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) supplied by the Parent to the Company (the "PARENT DISCLOSURE SCHEDULE") as of the date hereof and as of the Closing Date as follows:

     3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of California. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.

     3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been approved by the Board of Directors of Parent and have been (or on the Effective Date, will have been) duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement to which Parent and Sub are parties has been duly executed and delivered by Parent and Sub, and constitutes the valid and binding obligation of Parent and Sub, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.3 Capital Structure.

         (a) The authorized stock of Parent consists of 280,000,000 shares of Common Stock, $0.001 par value, of which approximately 74 million shares were issued and outstanding as of August 3, 2001 (excluding approximately 6,400,000 treasury shares held by Parent), and 5,000,000 shares of Preferred Stock, $.001 par value, none of which were issued or outstanding on the date hereof. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, $.001 par value, 1,000 shares of which are issued and outstanding and are held by Parent. As of August 3, 2001, Parent has reserved approximately 17,000,000 shares of Common Stock for issuance pursuant to its employee and director stock and option plans.

         (b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, non-assessable, free of any Liens and not subject to any preemptive rights or rights of first refusal created by statute or the charter documents or bylaws of Parent or Sub or any agreement to which Parent or Sub is a party or is bound and will be issued in compliance with applicable federal and state securities laws.

     3.4 No Conflict. The execution and delivery of this Agreement does not, and, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the Certificate of Incorporation, as amended, and bylaws of Parent or Sub, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or any of its respective properties or assets are subject and which has been filed as an exhibit to Parent's filings under the Securities Act of 1933, as amended (the "SECURITIES ACT") or the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT") or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, except in each case where such Conflict will not have a material adverse effect on the legality, validity or enforceability of this Agreement.

     3.5 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and the HSR Act, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, and (iii) the filing of the Articles of Merger with the Secretary of State of the State of California.

     3.6 SEC Documents; Parent Financial Statements. Parent has made available to the Company a true and complete copy of each annual, quarterly and other reports, registration statements (without exhibits) and definitive proxy statement filed by Parent with the Securities and Exchange Commission (the "SEC") since March 31, 2001 (the "PARENT SEC DOCUMENTS"). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent included in the Parent SEC Documents (the "PARENT FINANCIAL STATEMENTS") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, to normal year-end audit adjustments).

3.7     Tax-Free Reorganization.

         (a) Neither Parent, Sub, nor, to the Knowledge of Parent, any of its affiliates, has taken, proposes to take, or has agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

         (b) Parent has no plan or intention and has no Knowledge that any person related to Parent (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) has any plan or intention, in connection with the Merger, directly or indirectly, to redeem or acquire any of the Parent Common Stock issued in the Merger, other than in exchange for Parent stock. For purposes of this representation, (i) repurchases in the ordinary course of business of unvested shares, if any, acquired from terminating employees of Parent or the Company, (ii) repurchases in the open market pursuant to an ongoing stock repurchase program which was not created or modified in connection with a plan or intent formed subsequent to the initiation of negotiations concerning the Merger and for which there is a reasonable business purpose, and (iii) retention, pursuant to this Agreement or any related Agreement, of Parent Common Stock otherwise issuable pursuant hereto, will be disregarded. In addition, for purposes of the foregoing representation, the payment of cash in lieu of the issuance of fractional shares of Parent Common Stock will be disregarded provided the fractional share interests of each Company shareholder are aggregated, no Company shareholder will receive cash in an amount greater than the value of one full share of Parent Common Stock and the total cash consideration that will be paid in the transaction to the Company shareholders instead of issuing fractional shares of Parent Common Stock will not exceed 1% of the total consideration that will be issued in the transaction to the Shareholders in exchange for their shares of the Company Capital Stock.

         (c) Parent has no plan or intention to cause the Company, after the Merger, to issue additional shares of Company capital stock that would result in Parent losing control of the Company within the meaning of Section 368(c)(1) of the Code.

         (d) Except for transfers of stock and assets described in Treas. Reg.
Section 1.368-2(k)(2), Parent has no plan or intention to liquidate the Company; to merge the Company with or into another corporation other than Parent; to sell or otherwise dispose of the stock of the Company; or, except for dispositions made in the ordinary course of business, to cause the Company to sell or otherwise dispose of any of its assets.

         (e) Parent intends to cause the Company to continue its historic business or use in a business a significant portion of the assets of its historic business. For purposes of this representation, Parent will be deemed to satisfy the foregoing representation if (a) the members of Parent's qualified group (as defined in Treas. Reg. Section 1.368-1(d)(4)(ii)), in the aggregate, continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business, or (b) the foregoing activities are undertaken by a partnership as contemplated by Treas. Reg.
Section 1.368-1(d)(4).

         (f) There is no intercorporate indebtedness existing between Parent and the Company or between Sub and the Company that was issued, acquired, or will be settled at a discount.

         (g) Parent does not own, nor has it owned during the past five years, any shares of the stock of the Company.

         (h) Parent is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     3.8 Litigation. Except as set forth in Section 3(f) of the Parent Disclosure Schedule, there are not any (a) outstanding judgments against the Parent or any of its subsidiaries, (b) action, suit, claim or proceeding pending or, to the knowledge of the Parent, threatened against the Parent or any of its subsidiaries or (c) investigations or other proceedings by any Governmental Entity that are, to the knowledge of the Parent, pending or threatened against the Parent or any of its subsidiaries that, in any case, individually or in the aggregate, would materially impair the ability of the Parent to perform its obligations under this Agreement.

     3.9 Brokers' Fees. Neither Parent nor Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     3.10 Fairness Hearing. When Parent, pursuant to Section 5.1(a) hereof, prepares Disclosure Documents and Hearing Documents (as defined in Section 5.1(a)), then the information concerning Parent and Sub supplied by Parent for inclusion in the Disclosure Documents and sent to the shareholders of the Company will not, at the time that the Disclosure Documents and Hearing Documents are filed with the California Commissioner of Corporations and mailed to the shareholders of the Company, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information concerning Parent and Sub supplied by Parent for inclusion in the Disclosure Documents and the Hearing Documents will not, on the date that such documents are first mailed to the shareholders of the Company, at the time of such shareholders' approval of this Agreement and the Merger and at the Effective Time and the Closing Date, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of approval of such shareholders of this Agreement which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information concerning the Company contained in any of the foregoing documents which is supplied by the Company.

                 ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to use its reasonable best efforts to cause the Company, except to the extent that Parent shall otherwise consent in writing, to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, to preserve intact the Company's present business organizations, and, to the extent consistent with such business, use its reasonable best efforts consistent with past practice and policies, to keep available the services of the Company's present officers and employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses from the date hereof to the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company that occurs between the date hereof and the Effective Date. If at any time prior to the Effective Time any event relating to the Company, or any of its officers or directors should be discovered by the Company which should be set forth in a supplement to the Disclosure Documents referenced in Section 2.26 hereof, the Company shall promptly inform Parent of such event.

     Except as expressly contemplated by this Agreement and as set forth in
Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent:

         (a) make any expenditures or enter into any commitment, contract or transaction exceeding $50,000 individually or $100,000 in the aggregate or any commitment or transaction of the type described in Sections 2.8 (a), (d), (e),
(g), or (k) hereof;

         (b) (i) except for the granting of non-exclusive licenses relating to the sale of the Company's products shipping on the date hereof entered into in the ordinary course of business, sell, license or transfer to any person or entity any rights to any Intellectual Property used or owned by the Company or enter into any agreement with respect to any Intellectual Property used or owned by the Company with any person or entity or with respect to any Intellectual Property of any person or entity, (ii) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity, (iii) enter into any agreement with respect to the development of any Intellectual Property with a third party, (iv) or change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

         (c) amend or violate the terms of any Contract, or enter into any contract, in the case of each such amendment or contract such that is reasonably likely to cause the Company to incur liabilities, obligations or expenses in excess of $50,000 or such that it is not terminable by the Company without payment or penalty upon not more than 30 days notice;

         (d) commence or settle or cause to be commenced or settled any claim, litigation, action, suit, proceeding or arbitration;

         (e) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor), except in accordance with the agreements evidencing Existing Plan Options as in effect on the date hereof;

         (f) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of the Company or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except, as provided in Section 1.7 hereof, for the issuance of shares of Company Capital Stock upon the exercise of outstanding Existing Plan Options, or for the issuance of New Plan Options pursuant to
Section 4.6 hereof or the repurchase of outstanding shares required pursuant to written agreements outstanding on the date hereof and disclosed on the Disclosure Schedule or make any changes to its capital structure;

         (g) cause or permit any amendments to its Articles of Incorporation, bylaws or other organizational documents of the Company except as described in
Section 2.4 of the Disclosure Schedule;

         (h) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

         (i) except as allowed pursuant to Section 4.1(b) hereof or except in the ordinary course of business such that the Company shall not incur liabilities, obligations or expenses in the aggregate in excess of $250,000, sell, lease, license, transfer, assign, encumber, mortgage or otherwise dispose of any of its properties or assets or allow to exist a Lien, other than the Liens set forth in Section 2.11(b) to the Disclosure Schedule, on any such properties or assets;

         (j) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt or debt securities of others;

         (k) grant any loans (including trade credits, except in the ordinary course of business consistent with past practices) to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

         (l) pay, discharge or satisfy, in an amount in excess of $50,000 in any one case, or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected, or reserved against in the Current Balance Sheet, or incurred after the date of the Current Balance Sheet in the ordinary course of business that is not otherwise in violation of this Agreement and that is reasonably likely not to cause the Company to incur liabilities, obligations or expenses in the aggregate in excess of $50,000;

         (m) hire employees (other than for the positions set forth in the Disclosure Schedule), terminate any employees or encourage any employees to resign from the Company; or grant any severance or termination pay (i) to any director or officer, or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

         (n) adopt, amend or terminate any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries, wage rates or other compensation of its employees, except commission payments in the ordinary course of business, payments made pursuant to standard written agreements in place on the date hereof and disclosed in the Disclosure Schedule, or as may be required to conform any employee benefit plan to applicable law;

         (o) take any action to accelerate the vesting schedule of any of the outstanding Existing Plan Options or Company Common Stock or amend, modify or waive any term or provision of any stock restriction or repurchase agreement to which the Company is party;

         (p) revalue any of its assets, including, without limitation, writing down the value of inventory or writing off accounts receivable other than in the ordinary course of business;

         (q) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

         (r) enter into any joint marketing arrangement without consent of Parent which shall not be unreasonably withheld, or any strategic alliance;

         (s) make any purchases, or enter into any contract or commitment to purchase, any inventory, except any inventory purchased in the ordinary course of business or in accordance with a written inventory purchase plan previously approved by Parent;

         (t) enter into any new line of business;

         (u) cancel or terminate any insurance policies held by the Company in effect on the date hereof;

         (v) increase or decrease prices charged to its customers other than in the ordinary course of business;

         (w) except as expressly permitted in this Agreement, enter into or amend any contract or transaction with any of its directors, officers, shareholders or Affiliates, other than the indemnification agreement to be entered into with its directors or officers, in substantially the form attached hereto in Exhibit D;

         (x) except as required by applicable law or GAAP, make any material change in its method of accounting;

         (y) approve or agree in writing or otherwise to take any of the foregoing actions; or

         (z) take any action or fail to take any action not prohibited by this Agreement, without the written consent of Parent, with the knowledge that such action or failure to take such action would result in any of the conditions to the Merger set forth in Article VI not being satisfied.

     4.2 Parent Operation of Business. Prior to the Effective Time, Parent shall not (and shall cause its subsidiaries not to), without the written consent of the Company, take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take such action would result in any of the conditions to the Merger set forth in Article VI not being satisfied.

     4.3 No Solicitation.

         (a) Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly,
(i) initiate or solicit any inquiry, proposal, offer or discussion with any party (other than Parent) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company (other than Parent), except as required by the Rights Agreement (and the Company will ensure that any recipient of such non-public information will be obligated to keep it confidential), or
(iii) engage in discussions or negotiations with any party (other than Parent) concerning any such transaction; provided, however, that this subsection (a) shall not limit the power of the Board of Directors of the Company to consider any unsolicited bona fide offer or proposal of the nature described above and take appropriate action in connection therewith as necessary in each case to comply with its fiduciary obligations under law.

         (b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in subsection (a) above are pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in subsection (a) above, the Company shall, promptly after such receipt, notify Parent of such inquiry, proposal or offer, including the identity of the other party and the terms of the inquiry, proposal or offer.

     4.4 No Solicitation of Employees. Until the earlier of (i) the Effective Time, or (ii) two years following the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, neither party (including any authorized employee of such party's human resources department) shall directly or indirectly solicit for services as an employee, consultant, or other capacity any of the other party's employees who are employed by the other party at the date of this Agreement or who are subsequently employed by the other party prior to the termination of this Agreement, or otherwise engage in any activities inconsistent with the terms of the Mutual Nondisclosure Agreement effective as of June 29, 2001 (the "MUTUAL NONDISCLOSURE AGREEMENT"), provided, however, that this Section 4.4 shall not limit the right of each party to continue its respective customary general advertisement for employees, and provided, further, that this Section 4.4 shall not apply to a party's hiring of any former employee of the other party who leaves his or her employment, voluntarily or involuntarily, not as a result of solicitation, initiation or inducement by the other party in violation of this Section 4.4. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section
4.4 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that each party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.4 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which such party may be entitled at law or in equity.

     4.5 Covenant to Satisfy Closing Conditions.

         (a) The Company shall satisfy or cause to be satisfied, on or before December 20, 2001, the conditions to the obligations of Parent and Sub to consummate the transactions contemplated hereby within its control and shall use its reasonable efforts to effect or cause to be effected all such other matters within its control that may be necessary or desirable for the satisfaction of all such other conditions to the obligations of Parent to consummate the transactions contemplated hereby.

         (b) Parent shall satisfy or cause to be satisfied, on or before December 20, 2001, the conditions to the obligations of Company to consummate the transactions contemplated hereby within its control and shall use its reasonable efforts to effect or cause to be effected all such other matters within its control that may be necessary or desirable for the satisfaction of all such other conditions to the obligations of Company to consummate the transactions contemplated hereby.

     4.6 Additional Options. Prior to the Effective Time, the Company shall adopt the New Plan in substantially the form of Exhibit B, and pursuant to such New Plan shall grant and issue to its employees in such quantities as shall be approved in writing by Parent, options exercisable to purchase five million (5,000,000) shares of Company Common Stock at an exercise price per share of not less than eighty-five percent (85%) of the quotient of the Purchase Price divided by the Total Outstanding Shares.

                        ARTICLE V ADDITIONAL AGREEMENTS

     5.1 Parent Securities Registration or Exemption.

         (a) The parties intend that Parent issue Parent Common Stock to the Shareholders in the Merger pursuant to an exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) of the Securities Act. In order to qualify for such exemption Parent must apply to the California Commissioner of Corporations for a permit (the "CALIFORNIA PERMIT"), which may only be issued after a public hearing on the fairness of the terms and conditions of the Merger (the "FAIRNESS HEARING"). Parent, with the full cooperation and assistance of the Company, shall prepare an Application for Qualification of Securities by Permit under a related Notice of Hearing and other disclosure materials (the "DISCLOSURE DOCUMENTS") to be supplied to the shareholders of the Company in connection with the transactions contemplated hereby (collectively, the "HEARING DOCUMENTS"). Promptly thereafter but in no event later than twenty (20) days after the date of this Agreement, Parent shall use its reasonable effort to cause to be filed, with the full cooperation of the Company, the Disclosure Documents and the Hearing Documents with the California Department of Corporations and request a hearing on the fairness of the Merger pursuant to Section 25132 of the California Corporate Securities Law of 1968, as amended. Parent and the Company will thereafter endeavor in good faith to obtain a finding of fairness and the issuance of a

California Permit to such effect by the California Department of Corporations as a result of such Fairness Hearing, but they shall in no event be required to alter in any material respect the terms of the Merger in order to obtain such finding and issuance. All parties hereto shall proceed expeditiously and cooperate fully in making available all information necessary to complete the California Permit application and to participate as may be necessary or appropriate at the Fairness Hearing.

         (b) As promptly as practical after the date of this Agreement, Parent shall prepare and make such filings as are required under applicable Blue Sky laws relating to the transactions contemplated by this Agreement, and prepare and file a Nasdaq National Market Notification for Listing of Additional Shares with Nasdaq with respect to the listing of the Merger Shares on Nasdaq National Market.

     5.2 Restrictions on Transfer. Each share of Parent Common Stock to be issued hereunder shall be issued without any legend restricting such transfer of shares except (i) as relates to restrictions on transfer pursuant to Rule 144 or Rule 145 promulgated under the Securities Act ("RULE 145"), as applicable, or other applicable federal securities law and (ii) any legend necessary with respect to such shares that are subject to any repurchase option, risk of forfeiture or other condition. Subject to Section 5.13 hereof, Parent will remove all legends specified in clause (i) of the preceding sentence upon the effectiveness of the Registration Statement.

     5.3 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period prior to the Effective Time to (i) all of the Company's properties, books, contracts, commitments and records, including the Company's source code,
(ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all employees of the Company identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements and operating data (including Tax returns and supporting documentation) promptly upon request. Neither the right to make such investigations nor any information or knowledge obtained in any investigation in connection with the transactions contemplated by this Agreement shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

     5.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.3 hereof, or pursuant to the negotiation, execution, performance and effectuation of this Agreement and the transactions contemplated hereby, shall be governed by the terms of the Mutual Nondisclosure Agreement among the Company and Parent.

     5.5 Public Disclosure. Neither party shall issue any statement or communication to any third party (other than their respective agents or employees) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, which consent shall not be unreasonably withheld, except that this restriction shall be subject to Parent's obligation to comply with applicable laws or by obligations pursuant to any listing agreement with any national securities exchange.

     5.6 Consents. The Company shall use its reasonable best efforts to obtain the consents, waivers and approvals under any of the Contracts deemed appropriate or necessary by any party in connection with the Merger, including all consents, waivers and approvals set forth in Section 2.5 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company thereunder from and after the Effective Time.

     5.7 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a "FIRPTA COMPLIANCE CERTIFICATE") in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

     5.8 Reasonable Best Efforts. Except as otherwise provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

     5.9 HSR Act. As soon as may be reasonably practicable, to the extent applicable, Company and Parent each shall file, and the Company shall use best efforts to cause any applicable Shareholder of the Company to file, with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. The Company shall use its reasonable best efforts to cause any applicable Shareholder of the Company to promptly (i) supply Parent and the Company with any information which may be required in order to effectuate such filings and (ii) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

     5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 5.10, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

     5.11 Indemnification.

         (a) Parent shall not, for a period of three (3) years after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time. Parent shall (i) assume and honor, as of the Effective Time, all obligations of the Company under the Articles of Incorporation and bylaws, as currently in effect, and indemnification agreements of directors and executive officers of the Company who served as such prior to the Effective Time and (ii) pay all amounts that become due and payable under such provisions. This Section 5.11 shall survive the consummation of the Merger, is intended to benefit Parent, the Company and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of the Company and Parent, and shall be enforceable by the indemnified parties.

         (b) For a period of two (2) years after the Effective Time, Parent shall use its reasonable best efforts to cause the Company to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable as of the date of this Agreement to the current directors and officers of the Company.

     5.12 S-8 Registration. Not later than thirty (30) days after the Closing Date, Parent agrees to file, if available for use by Parent, with the SEC a registration statement on Form S-8 registering a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of all Existing Plan Options and New Plan Options (as adjusted pursuant to Section 1.6(d) hereof) held by persons for whom registration on Form S-8 is available.

     5.13 Affiliate Agreements. Section 5.13 of the Disclosure Schedule sets forth those persons who, in the Company's reasonable judgment, are or may be Affiliates of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, prior to the Closing Date from each of the Affiliates of the Company, an executed Affiliate Agreement in substantially the form attached hereto as Exhibit E. Parent and Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

     5.14 Expenses. Each of the Parties shall bear its own costs and expenses (including legal, accounting, financial advisory and broker fees and expenses) incurred in connection with this Agreement and the transactions contemplated herein, provided, however, that the third party expenses incurred by the Company in connection with this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby ("THIRD PARTY EXPENSES") in excess of $1,000,000 shall be deducted from the Purchase Price. The Company may pay the fees on behalf of the Shareholders payable to the Escrow Agent as set forth in the Escrow Agreement, and the amount so paid shall be deducted from the Purchase Price.

     5.15 [Omitted]

     5.16 Employee Benefits. Parent shall arrange for each participant (including without limitation all dependents which would be consistent with Parent's existing plans) in the Company Employee Plans ("COMPANY PARTICIPANTS") who continue in service with Parent or the Surviving Corporation to participate in Parent benefit plans on the same basis as those of similarly situated employees of Parent. Each Company Participant who continues to be employed by Parent (or any of its subsidiaries) immediately following the Effective Time shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for purposes of eligibility to participate and vest under any Parent benefits plans, including Parent severance plan or policies, in which they are eligible to participate after the Effective Time for years of service with the Company (and its subsidiaries and predecessors) prior to the Effective Time to the extent such service was recognized for similar purposes under similar Company Employee Plans. Parent shall use commercially reasonable efforts to cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Company Participants and their eligible dependents.

     5.17 Employment Offers. The Company shall use reasonable best efforts to cause each of its employees to accept the offer of employment made by Parent prior to the Closing, including, without limitation, executing and delivering Parent's standard employment agreement and/or offer letter. Such letters of employment shall include base salary that is identical to such employee's existing base salary with the Company. In addition, such employees shall be eligible for merit raises and additional option grants in accordance with the Parent's policies and programs.

     5.18 Updated Information.

         (a) Immediately prior to the Closing, the Company shall provide to Parent a statement certified by any officer of the Company setting forth any changes required to be set forth on Section 2 of the Disclosure Schedule so as to make such sections of the Disclosure Schedules true and complete as of Closing. Such statement shall not be deemed to amend the Disclosure Schedule or affect adversely in any respect the rights of Parent under this Agreement, including the right to terminate pursuant to Section 8.1(e) hereof, or the rights of the Indemnified Parties (as defined in Section 7.2 hereof) under this Agreement, including the right to indemnification for Losses pursuant to Article VII hereof.

         (b) Immediately prior to the Closing, Parent shall provide to Company a statement certified by any officer of Parent setting forth any changes required to be set forth on Section 3 of the Parent Disclosure Schedule so as to make such sections of the Disclosure Schedule true and complete as of Closing. Such statement shall not be deemed to amend the Parent Disclosure Schedule or affect adversely in any respect the rights of Shareholders under this Agreement, including the right to terminate pursuant to Section 8.1(f) hereof and the right to indemnification for Losses pursuant to Article VII hereof.

     5.19 Shareholder Agent; Authority and Validity. As of the Closing, the Shareholder Agent shall have the requisite power and authority to execute and deliver this Agreement and any Related Agreements to which it is a party on behalf of the Shareholders. The execution and delivery of this Agreement and the Related Agreements to which the Shareholder Agent is a party shall have been duly authorized and approved by the Shareholders, and no other action on the part of the Shareholders is or will be necessary to authorize the execution and delivery of this Agreement and the Related Agreements by the Shareholder Agent on behalf of the Shareholders. This Agreement and the Related Agreements to which the Shareholder Agent is a party as have been executed and delivered by the Shareholder Agent on or prior to the date hereof have been, and on the Closing Date such other of the Related Agreements to which the Shareholder Agent is a party will have been, duly executed and delivered by the Shareholder Agent and are and will be valid and binding obligations enforceable against the Shareholders in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     5.20 Warrants. The Company shall notify holders of Warrants of the Merger, and shall cause the Warrants to be exercised or canceled prior to the Closing.

     5.21 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

                      ARTICLE VI CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

         (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

         (c) Exemption. The permit referenced in Section 5.1(a) shall have been issued and there shall not be in effect any stop order suspending the effectiveness of the permit or any proceedings seeking such a stop order.

         (d) HSR Act. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

         (e) Shareholder Approval. The Shareholders holding a sufficient number of shares of Company Common Stock and Company Preferred Stock as required under the Articles of Incorporation and California Law shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby.

     6.2 Conditions to the Obligations of Parent and Sub. The obligation of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:

         (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement and the Related Agreements shall be true and correct (without regard to any materiality qualifications set forth therein) in all material respects on the date they were made and on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement and the Related Agreements required to be performed and complied with by it as of the Closing.

         (b) Resignation of Directors. Parent shall have received a written resignation from each of the directors of the Company effective as of the Effective Time.

         (c) Omitted.

         (d) Legal Opinion. Parent shall have received from Wilson Sonsini Goodrich & Rosati, legal counsel to the Company, an opinion reasonably satisfactory to the Parent, addressed to the Parent and dated as of the Closing Date, in substantially the form attached hereto as Exhibit F.

         (e) Certificate of the Company. Parent shall have received a certificate, validly executed by the Chief Executive Officer of the Company, to the effect that, as of the Closing:

               (i) all representations and warranties made by the Company in this Agreement were true and correct (without regard to any materiality qualifications set forth therein) in all material respects on the date they were made and on and as of the Closing Date as though such representations and warranties were made on and as of such time;

               (ii) all covenants and obligations under this Agreement to be performed by the Company on or before the Closing have been so performed in all material respects;

               (iii) the conditions to the obligations of Parent and Sub set forth in this Section 6.2 have been satisfied (unless otherwise waived in accordance with the terms hereof); and

               (iv) no uncured breaches, defaults or events of default exist under the Loan and Security Agreement with Silicon Valley Bank as described in
Section 2.7 of the Disclosure Schedule.

         (f) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to
(i) the terms and effectiveness the Articles of Incorporation and the bylaws of the Company, and (ii) the valid adoption of resolutions of the Board of Directors of the Company and the Shareholders approving this Agreement and the consummation of the transactions contemplated hereby.

         (g) Certificate of Good Standing. Parent shall have received certificates of good standing of the Company from (i) the Secretary of State of the State of California, and (ii) the Franchise Tax Board of the State of California, each dated within a reasonable period prior to the Closing.

         (h) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

         (i) Affiliate Agreements. Each of the persons listed in Section 5.13 of the Disclosure Schedule shall have executed and delivered to Parent an Affiliate Agreement, in substantially the form attached hereto as Exhibit E, and such Affiliate Agreements shall be in full force and effect.

         (j) Employees. Each of the employees of the Company who shall join Parent upon the Effective Time shall have entered into Parent's standard form of confidentiality and invention assignment agreement attached hereto as Exhibit I, provided that the decision of one or more employees of the Company not to join Parent upon the Effective Time shall not result in a Company Material Adverse Effect. Each of Michael Canning, Cheng-Tie Chen, Ting-Chung Chen, Fure-Ching Jeng and Brian Heuckroth shall become an employee of Parent upon the Effective Time and shall have entered into their respective Employment Agreement Addenda in substantially the form attached as Exhibit G.

         (k) Audited Financials. Parent shall have received the audited Year-End Financials that shall not be materially different from the Year-End Financials.

         (l) New Plan Options. The New Plan Options provided for in Section 4.6 hereof shall have been granted in accordance therewith.

         (m) Consents. The Company shall have delivered to Parent evidence of the Company having obtained all consents, waivers, approvals, orders or authorizations of, or registrations, declarations or filings listed in Section 6.2(m) of the Disclosure Schedule.

         (n) Expenses. Parent shall have received a certificate, validly executed by an executive officer of the Company, in form and substance reasonably satisfactory to Parent, certifying the total amount of third party expenses incurred in connection with the Merger, as described in Section 5.14 hereof, and providing in reasonable detail how such amount was calculated.

         (o) Securities. At the time of the Closing, the Company shall not have outstanding any type of security or right to acquire any security except Company Preferred Stock, Company Common Stock or Company Options.

         (p) Employment. All of the existing employment agreements between the Company and its employees shall have been terminated or expired.

         (q) Warrants. The Warrants to purchase Company Capital Stock shall have been exercised or canceled.

         (r) Certain Contracts. The Representation Agreement with Aisys Corporation dated April 13, 2001, the SOC Design Agreement with Altius Solutions, Inc. dated July 1, 2000 and the letter agreement with the Law Offices of Iman & Associates dated January 24, 2000 shall have been modified so that no shares of Company Capital Stock nor Company Option shall be payable or issuable under such contracts at or after the Effective Time, or shall have been terminated immediately prior to the Effective Time.

     6.3 Conditions to Obligations of the Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

         (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement and the Related Agreements were true and correct (without regard to any materiality qualifications set forth therein) in all material respects when made and on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time.

         (b) Certificate of Parent. Company shall have received a certificate executed on behalf of Parent by a Vice President to the effect that, as of the
Closing:

               (i) all representations and warranties made by the Parent and Sub in this Agreement were true and correct (without regard to any materiality qualifications set forth therein) in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of such time;

               (ii) all covenants and obligations under this Agreement to be performed by Parent and Sub on or before the Closing have been so performed in all material respects; and

               (iii) the conditions to the obligations of the Company set forth in this Section 6.3 have been satisfied (unless otherwise waived in accordance with the terms hereof).

         (c) Listing on the Nasdaq. Parent shall have filed a notice with Nasdaq with respect to the listing of the Merger Shares thereon.

         (d) Opinion. The Company shall have received from White & Case LLP, counsel to Parent and Sub, an opinion, in form reasonably satisfactory to the Company, addressed to the Company and dated as of the Closing Date, in substantially the form attached hereto as Exhibit H.

         (e) Good Standing Certificate. The Company shall have received certificates of good standing of Parent and the Sub in their respective jurisdictions of organization, certified charter documents and certificates as to the incumbency of officers and the adoption of authorizing resolutions.

            ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                 INDEMNIFICATION

     7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement or any Related Agreement, shall terminate fifteen (15) months following the Closing Date (the "TERMINATION DATE"); except that the Company's representations and warranties relating to Taxes made in Section 2.9 hereof shall survive until the expiration of the statute of limitations applicable thereto; and provided that the delivery of an officer's certificate (as set forth in the Escrow Agreement) prior to the Termination Date shall extend the period of survival applicable to any claim set forth therein through the date such claim is conclusively resolved. The representations and warranties of Parent and Sub contained in this Agreement or any Related Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate twelve (12) months following the Closing Date.

     7.2 Indemnification. Prior to the Effective Time the Company, and after the Effective Time the Shareholders, severally but not jointly, shall indemnify and hold Parent and Sub (including the Surviving Corporation and their respective officers, directors, Affiliates, employees, agents, advisors, and their respective successors and assigns (collectively, the "INDEMNIFIED PARTIES")) harmless against all claims, losses, liabilities, damages, deficiencies, demands, fines, penalties, interest, assessments, judgments, actions, proceedings and suits of whatever kind and nature, and costs and expenses relating to each of the foregoing, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by the Indemnified Parties directly or indirectly as a result of:

         (a) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement or in any certificate, instrument or other document delivered by Company pursuant to the terms of this Agreement;

         (b) any failure by the Company to perform or comply with any covenant contained herein or in any Related Agreement;

         (c) any obligation to any broker or finder employed or alleged to have been employed by or on behalf of the Company or any Shareholder;

         (d) any Dissenting Shares to the extent set forth in Section 1.8(c);

         (e) (A) the claim described in Section 2.16 of the Disclosure Schedule,
(B) any failure to obtain consent of any party pursuant to the terms of the contracts that are listed in Section 2.13(b) of the Disclosure Schedule and that are not listed in Section 6.2(m) of the Disclosure Schedule, (C) unilateral termination or cancellation of any Warrant, (D) termination of any contract described in Section 6.2(r), (E) any breach existing on the date hereof of the Master Equipment Lease Agreement with El Camino Resources Ltd. described in
Section 2.11(b) of the Disclosure

Schedule, or (F) termination of a former employee as described in the third paragraph of Section 2.7 of the Disclosure Schedule; and

         (f) one-half (1/2) of any amount by which the aggregate Revenues (as defined below) during the period commencing at the Effective Time and ending on the Termination Date is less than $57,000,000. "REVENUE" means the total revenue of the Company calculated in accordance with GAAP from the following (i) the sale to manufacturers (OEMs or ODMs) of integrated circuit products, designed and developed by the Company (including sales of third party components sold in conjunction with the Company's integrated circuit products and/or software products in the ordinary course of business), but not including any sales of integrated circuit products or software products at discounts to their average selling price of more than twenty percent (20%), sales to stocking distributors, or sales to distributors with rights of return, except, in each case, with the prior written consent or at the express direction of Parent, and (ii) the sale of integrated circuit products jointly developed by Parent (including its affiliates) and the Company, but only to the extent of the proportion of such revenues as the die size of the Company's modules represents to the total die size of such products; provided however, that such a proportion shall be determined in good faith by Parent. Parent and the Company shall cooperate on a good faith basis in the effort to achieve the Revenue milestone. At the Termination Date, if the Shareholder Agent objects to the amount Parent determines to be the Revenue, then the Shareholder Agent and Parent shall retain the accounting firm of Arthur Anderson to audit such Revenue, which audit shall be final and binding upon Parent, the Surviving Corporation and the Shareholders, and the cost of which audit shall be borne by the Shareholders, unless the Revenue as so audited shall be greater than 110% of the amount of such Revenue as determined by Parent in which event Parent shall bear the cost of such audit.

         (g) Nothing herein shall limit the liability of the Company for any breach of any representation, warranty or covenant if the Merger does not close because Parent terminates the Agreement pursuant to Section 8.1(e). The Shareholders shall not have any right of contribution from the Company with respect to any Loss pursuant to this Article VII except for valid claims with respect to any directors or officers of the Company pursuant to the indemnification agreement with the Company and/or under any director/officer insurance policy then in effect.

     7.3 Escrow Fund.

         (a) Subject to this Section 7.3, as sole and exclusive security and for the indemnity of the Shareholders provided for in Section 7.2 hereof and by virtue of this Agreement and the Escrow Agreement, the Shareholders will be deemed to have received and deposited with the Escrow Agent the Escrow Amount (plus any additional shares as may be issued in respect of any stock split, stock dividend or recapitalization effected by Parent after the Effective Time) without any act of the Shareholders. The Escrow Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII from the Shareholders. As promptly as practicable after the Closing, the Escrow Amount, without any act of the Shareholders, will be deposited with the Escrow Agent, such deposit of the Escrow Amount to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein and in the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Shareholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including, without limitation, the placement of the Escrow Amount in escrow.

         (b) Notwithstanding any provision of this Agreement to the contrary, after the Effective Time the Indemnified Parties shall not be entitled to indemnification or to obtain any proceeds from the Escrow Fund or to otherwise recover any amount unless and until the Indemnified Parties have identified and established Losses in excess of $150,000 in the aggregate (the "BASKET AMOUNT") pursuant to the procedures set forth in the Escrow Agreement, in which case the Indemnified Parties shall be entitled to recover all Losses so identified, including those comprising the Basket Amount.

         (c) Limitations.

               (i) Notwithstanding anything to the contrary herein, (A) the sole recourse that the Indemnified Parties may utilize to recover Losses indemnified by the Shareholders in connection with any transactions contemplated by this Agreement or the Related Agreements or any certificate, instrument or document delivered in connection herewith shall be the Escrow Amount and such Losses (other than for fraud and Losses as set forth in clause (ii) of this Section 7.3(c))
shall be recovered solely from the Escrow Amount from the Escrow Fund; the aggregate liability of the indemnifying Shareholders for Losses under this
Article VII (other than for fraud and Losses as set forth in clause (ii) of this Section 7.3(c)) shall be limited to the Escrow Fund, (B) except for fraud, each indemnifying Shareholder shall only be liable for indemnification under this
Article VII for up to his, her or its Pro Rata Portion of the Escrow Fund; and
(C) this Agreement shall be the exclusive means for any Indemnified Party to recover any Loss for which it or they seek indemnification pursuant to this
Article VII,

               (ii) Notwithstanding anything to the contrary herein, prior to the Effective Time the Company, and after the Effective Time, the Shareholders, jointly and severally, shall be liable for Losses of any Indemnified Party based upon, arising out of or relating to fraud by the Company or any of its officers and directors to the extent such Losses exceed the amount then remaining in the Escrow Fund, provided that no Shareholder shall be liable for any amount in excess of the value (based upon the Signing Stock Price) of the amount of Merger Shares (and cash in lieu of fractional shares thereof) actually received by such Shareholder.

               (iii) Notwithstanding anything to the contrary herein, following the termination of the Escrow Period (as defined in the Escrow Agreement), the Shareholders will continue to be liable for Losses based on representations and warranties relating to Taxes till the expiration of the statute of limitations applicable thereto, provided, however, (A) the aggregate liability of the indemnifying Shareholders for such Losses shall be limited to an amount equal to the balance of the Escrow Amount upon the termination of the Escrow Period, and
(B) each indemnifying Shareholder's liability with respect to such Losses shall be limited to up to his, her or its Pro Rata Portion of such amount.

         (d) Shareholder Agent of the Shareholders; Power of Attorney.

               (i) In the event that the Merger is approved by the Shareholders, effective upon such vote, and without further act of any Shareholder, Michael Canning shall be appointed as agent and attorney-in-fact for each Shareholder (the "SHAREHOLDER AGENT") (except such Shareholders, if any, as shall have perfected their appraisal or dissenters' rights under California Law), for and on behalf of the Shareholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days' prior written notice to Parent; provided that the Shareholder Agent may not be changed or removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of a substituted agent. Any vacancy in the position of Shareholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Agent, and the Shareholder Agent shall not receive compensation for its services; provided, however, that the Shareholder Agent shall be entitled to all reasonable and documented out-of-pocket expenses not exceeding $20,000 as incurred in its capacity as Shareholder Agent from the Escrow Fund and after all Losses of the Indemnified Parties required to be indemnified under this Agreement have been reimbursed to them out of the Escrow Fund in accordance with this Agreement and the Escrow Agreement, but prior to the distribution of the Escrow Fund to Shareholders pursuant to the Escrow Agreement, any reasonable expenses in excess of $20,000 shall be reimbursed first from the Escrow Fund at the Termination Date if the Escrow Fund has sufficient balance, and then from the Shareholders. Notices or communications to or from the Shareholder Agent shall constitute notice to or from each of the Shareholders.

               (ii) The Shareholder Agent shall not be liable for any act done or omitted hereunder as Shareholder Agent while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Shareholder Agent and hold the Shareholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Shareholder Agent and arising out of or in connection with the acceptance or administration of the Shareholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Agent.

               (iii) In order to induce the Shareholder Agent to act in such capacity, the Shareholder Agent:

                    (A) shall not be under any duty to give greater consideration to the interest of any Shareholder or Shareholders than to that of any other Shareholder or Shareholders;

                    (B) may act in reliance upon any statement (oral or written), instrument or signature believed by the Shareholder Agent to be genuine and may assume that any such statement, instrument or signature purportedly given by any Shareholder in connection with this Agreement has been given by such Shareholder;

                    (C) shall not be liable to the Shareholders for any mistake of fact or error in judgment or for any acts of omission of any kind unless by the Shareholder Agent's own gross negligence, bad faith or willful misconduct;

                    (D) shall not be required to make any representation as to the validity, value or genuineness of any document or instrument held by the Shareholder Agent or delivered by the Shareholder Agent;

                    (E) shall not be obligated to risk its own funds in the course of performing as Shareholder Agent; and

                    (F) shall not have any duties or responsibilities except those expressly set forth in this Agreement or any Related Agreement to which the Shareholder Agent is a party and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Shareholder Agent.

         (e) Actions of the Shareholder Agent. A decision, act, consent or instruction of the Shareholder Agent, including, but not limited to, an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and
Section 8.4 hereof, shall constitute a decision of all the Shareholders and shall be final, binding and conclusive upon each of such Shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of each and every such Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Agent.

         (f) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall promptly notify the Shareholder Agent of such claim, and the Shareholder Agent, as representative for the Shareholders, in cooperation with Parent, shall be entitled to participate in, but not to determine or conduct, the defense of such claim. Any reasonable expenses associated with the Shareholder Agent's participation shall be the responsibility of the Shareholders and shall be reimbursed pursuant to Section 7.3(d). Parent shall have the right in its sole discretion to conduct the defense of, and in the reasonable exercise of its discretion to settle, any such claim; provided, that in determining whether to settle any such claim, Parent shall in good faith consider any and all factors that it considers to be relevant.

     7.4 Recovery For Losses by Shareholders. Parent agrees to indemnify and hold the Shareholders and their officers, directors, employees, agents, advisors, and their respective successors and assigns (collectively, the "SHAREHOLDER INDEMNIFIED PARTIES") harmless against all Losses incurred by them as a result of:

         (i) any inaccuracy or breach of a representation or warranty of Parent contained in this Agreement or in any certificate, instrument or other document delivered by Parent pursuant to the terms of this Agreement: and

         (ii) any failure by Parent to perform or comply with any covenant of Parent contained herein.

     Nothing herein shall limit the liability of Parent for any breach of any representation, warranty or covenant if the Merger does not close because the Company terminates the Agreement pursuant to Section 8.1(f). Notwithstanding any provision of this Agreement to the contrary, after the Effective Time the Shareholders shall not be entitled to indemnification unless the Losses are in excess of $150,000 in the aggregate (the "SHAREHOLDER BASKET AMOUNT"), in which case the Shareholder Indemnified Parties shall be entitled to recover all Losses so identified, including those comprising the Shareholder Basket Amount. Any claim by the Shareholder Indemnified Parties against Parent pursuant to this
Section 7.4 shall be brought only by the Shareholder Agent; no claims may be brought by individual Shareholders. Notwithstanding any provision of this Agreement to the contrary and except as set forth in Section 7.2(d) hereof, (i) the aggregate liability of Parent for Losses under this Article VII shall be limited to the Escrow Amount, (ii) all claims for indemnification of the Shareholder Indemnified Parties pursuant to this Section 7.4 shall be made pursuant to the procedures set forth in Section 5 of the Escrow Agreement mutatis mutandis, and
(iii) this Agreement shall be the exclusive means for the Shareholder Indemnified Parties to recover any Loss for which they seek indemnification under this Section 7.4. Notwithstanding anything to the contrary herein, Parent shall be liable for all Losses of any and all Shareholders based upon, arising out of or relating to fraud by the Parent or Sub or any of its officers and directors, not to exceed in the aggregate as to all Losses of all Shareholders the full amount of the Purchase Price.

     7.5 General Indemnification Provisions.

         (a) No Punitive or Consequential Damages. No party or indemnitee hereunder may recover punitive, consequential, indirect or special damages in any claim made for indemnification or otherwise with respect to this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

         (b) Duty to Mitigate Losses. Nothing herein shall be deemed to relieve any party or indemnitee hereunder from any duty to mitigate any Losses under applicable law.

         (c) No Double Recovery. No party or indemnitee shall be entitled to be indemnified more than once under this Agreement for the same claim.

                 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. As provided in Section 8.2, certain obligations of the parties under this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

         (a) by mutual agreement of the Company and Parent;

         (b) by Parent or the Company if the Closing Date shall not have occurred by December 20, 2001;

         (c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal; (f)

         (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the Merger;

         (e) by Parent if there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that any of the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; and provided further, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Parent if any action or failure to act by Parent has been a principal cause of any Company breach or the failure to cure such breach within ten (10) calendar days after written notice thereof;

         (f) by the Company if there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that any of the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; and provided further, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to the Company if any action or failure to act by the Company has been a principal cause of any Parent breach or the failure to cure such breach within ten (10) calendar days after written notice thereof.

     8.2 Effect of Termination. In the event of termination as provided in
Section 8.1 hereof:

         (a) there shall be no further liability or obligation on the part of Parent, Sub, the Company or their respective officers, directors or shareholders, if applicable, to perform this

Agreement other than the obligations set forth in Sections 5.4 and 5.5 hereof; provided, that each party hereto shall remain liable pursuant to the terms hereof for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.4 and 5.5 hereof, Article IX hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

         (b) Notwithstanding anything herein to the contrary, in the event that:

               (i) prior to the Effective Time, the Company shall have failed to satisfy the conditions set forth in Section 6.2(a) and the Parent shall terminate the Agreement pursuant to Section 8.1(e);

               (ii) prior to the Effective Time, the Board of Directors of the Company (or any committee thereof) shall have withdrawn, modified, conditioned, qualified or amended its recommendation to approve and adopt the Merger;

               (iii) prior to the Effective Time, the Shareholders shall have voted against approval and adoption of the Merger; or

               (iv) prior to December 20, 2001, the Shareholders shall have failed to approve and adopt the Merger, unless such failure is a result of the failure to receive the California Permit in a timely manner through no fault of the Company or the shareholders of the Company, (viii)

then Parent and Sub shall have no further obligation to perform and comply with this Agreement and the Related Agreements and the Company shall, following the formal termination of this Agreement pursuant to any of the clauses (i) through
(iv) above, promptly pay Parent in immediately available funds the amount of three million dollars ($3,000,000) for its out-of-pocket expenses (including, without limitation, printing fees, filing fees, fees and expenses of its legal and financial advisors and all fees and expenses payable to any financing sources) and lost profits related to the transactions contemplated hereby and by the Related Agreements. Such payment shall not relieve the Company or the Shareholders from their continuing obligations pursuant to the Confidential Disclosure Agreement.

     8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. For purposes of this Section 8.3, any amendment of this Agreement shall be binding upon and effective against the Shareholders if such amendment is approved by the Shareholder Agent and signed by the Shareholder Agent.

     8.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Shareholder Agent, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, any extension or waiver shall be binding upon and effective against all Shareholders if such extension or waiver is approved by the Shareholder Agent and signed by the Shareholder Agent.

                         ARTICLE IX GENERAL PROVISIONS

     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

         (a) if to Parent, to:

                      Cirrus Logic, Inc.
                      4210 South Industrial Drive
                      Austin, TX 78744
                      Attention: Steven D. Overly, Esq.
                      Telephone: (512) 912-3234
                      Facsimile Number: (512) 912-3136
             with a copy to:

                      White & Case LLP
                      1155 Avenue of the Americas
                      New York, NY 10036-6700
                      Attention: Neal F. Grenley, Esq.
                      Telephone: (212) 819-8200
                      Facsimile Number: (212) 354-8113

         (b) if to the Company, to:

                      Stream Machine Company
                      580 Cottonwood Drive
                      Milpitas, California 95035
                      Attention: Michael Canning
                      Telephone No.: (408) 435-9166
                      Facsimile No.: (408) 435-9169

             with a copy to:

                      Arthur Schneiderman, Esq.
                      John T. Sheridan, Esq.
                      Wilson Sonsini Goodrich & Rosati
                      650 Page Mill Road
                      Palo Alto, California 94304
                      Telephone No.: (650) 493-9300
                      Facsimile No.: (650) 493-6811

         (c) if to the Shareholder Agent, to:

                      Michael Canning
                      115 Euclid Avenue
                      Los Gatos, California 95030
                      Telephone No.: (408) 395-7024
                      Facsimile No.: (408) 395-9397

             with a copy to:

                      Arthur Schneiderman, Esq.
                      John T. Sheridan, Esq.
                      Wilson Sonsini Goodrich & Rosati
                      650 Page Mill Road
                      Palo Alto, California 94304
                      Telephone No.: (650) 493-9300
                      Facsimile No.: (650) 493-6811

     9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Parent Disclosure Schedule, the Related Agreements, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder (except as provided in Article VII hereof), (iii) shall not be assigned by operation of law or otherwise except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent's obligations hereunder and (iv) any non-individual Shareholder may assign its rights and delegate its obligations hereunder to its affiliates, provided, however, that such transferring Shareholder shall remain liable under this Agreement following such transfer or assignment.

     9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                                                                             -82

     9.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.7 Governing Law.

         (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         (b) Any controversy, dispute or claim arising out of or relating to this Agreement or the Related Agreements, or the breach or termination thereof, including all claims for indemnification pursuant to Article VII hereof, which has not been settled by negotiation within thirty (30) days following written notice by one party to one or more other parties of the existence of such dispute, controversy or claim (including as to the validity and amount of any claim in any officer's certificate (as set forth in the Escrow Agreement)), shall be finally settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association ("AAA") by three arbitrators. In such event, the claimant will deliver a written notice to the respondent(s) and the AAA initiating arbitration and naming an arbitrator. Within twenty (20) days after receipt of such arbitration notice, the respondent(s) shall name an arbitrator. Within twenty (20) days from the naming of the two arbitrators, the two arbitrators shall name a third arbitrator. If there are multiple claims and/or multiple respondents, all claimants and/or all respondents shall attempt to agree upon the naming of their respective arbitrator. If the claimants or respondents, as the case may be, fail to name their respective arbitrator, or if the two arbitrators fail to name a third arbitrator, or if within twenty (20) days after any arbitrator shall resign or otherwise cease to serve as such, or a replacement arbitrator is not named by the party that originally named such arbitrator, such arbitrator as to which agreement cannot be reached or as to which a timely appointment is not made shall be named by the AAA. The arbitrator or arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the judgment of a majority of the three arbitrators to discover relevant information from the opposing parties about the subject matter of the dispute. A majority of the

                                                                            -83-
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three arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should a majority of the three arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators shall be binding and conclusive upon the parties to this Agreement, the Shareholders and the Shareholder Agent. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.

         (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York, under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association.

         (d) Notwithstanding the foregoing or anything to the contrary herein, a party hereto may bring an action in any competent court having jurisdiction in the United States seeking equitable relief, solely for the purpose of ensuring its right to arbitration pursuant to this Section 9.7 or to an effective remedy upon conclusion of any such arbitration (e.g. relief to preserve an asset that may be used to satisfy an arbitration award).

     9.8 Rules of Construction; Good Faith. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto further agree to act in good faith in all respects in connection with this Agreement.

                  [Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, Parent, Sub, the Company, and the Shareholder Agent
have caused this Agreement to be signed, all as of the date first written above.

CIRRUS LOGIC, INC.                     CIRRUS LOGIC SM ACQUISITION CORPORATION

By: /s/ Steven D. Overly               By: /s/ Steven D. Overly
    -------------------------------        -----------------------------------
    Name: Steven D. Overly                 Name: Steven D. Overly
    Title: Senior Vice President           Title: Director

SHAREHOLDER AGENT                      STREAM MACHINE COMPANY

By: /s/ Michael Canning                By: /s/ Michael Canning
    -------------------------------        -----------------------------------
    Name: Michael Canning                  Name: Michael Canning
                                           Title: President and Chief Executive
                                                  Officer

            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]